UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 5, 2018
 Date of Report (Date of earliest event reported)

(Exact name of registrant as specified in its charter)

Delaware	000-21783	77-0142404
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2125 O'Nel Drive
San Jose, CA    95131
(Address of principal executive offices including zip code)

(408) 727-1885
(Registrant's telephone number, including area code)

       Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 5, 2018, 8x8, Inc. ("8x8" or the "Company") entered into an employment agreement with Steven Gatoff pursuant to which Mr. Gatoff shall be appointed Chief Financial Officer of the Company, effective as of the first business day following the date on which the Company files its quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2018 with the Securities and Exchange Commission, or November 5, 2018, whichever is earlier (the "Effective Date").

Mr. Gatoff will succeed Mary Ellen Genovese, who will continue to serve as Chief Financial Officer until the effective date of the appointment of Mr. Gatoff as her successor. Upon completion of her service as Chief Financial Officer, Ms. Genovese has agreed to serve as the Company's Managing Director of EU Operations.

Steven Gatoff, 51, has worked most recently as chief financial officer ("CFO") of Elementum Ltd. Before that, he worked as CFO of the each of the following corporations: PagerDuty, Inc. from 2017 to 2018; Rapid7, Inc. from 2013 to 2018; and iPass, Inc. from 2009 to 2013. Prior to these positions, Mr. Gatoff held senior finance roles at United Online, Inc., Sterling Commerce, Inc. and VeriSign Inc. Earlier in his career, Mr. Gatoff worked as an investment banker at several Wall Street firms including Bear Stearns & Co., Credit Suisse First Boston and Morgan Stanley. He began his career as an auditor with Deloitte & Touche. Mr. Gatoff earned a Master of Business Administration (MBA) degree from Columbia University and a Bachelor of Science (BS) degree from the University of Vermont. He is a certified public accountant (CPA).

Under the terms of his Employment Agreement, Mr. Gatoff will be employed by the Company on an at-will basis. His annualized base salary will be $375,000, and he will receive a one-time bonus in the amount of $45,000 shortly after his employment with the Company commences. He will participate in the Company's Management Incentive Bonus Plan, with a target bonus equal to 60% of his annual base salary.

In addition, under the Employment Agreement, Mr. Gatoff will receive, subject to approval of the Company's board of directors:

  an award of restricted stock units (RSUs), representing the right to acquire up to 71,232 shares of the Company's common stock, vesting over a three-year period, with one-third (1/3) of the total number of shares vesting on the first anniversary of the grant date, and one-eighth (1/8) of the remaining number of shares vesting on a quarterly basis thereafter; and

  an award of performance share units (PSUs) to acquire up to 59,076 shares of the Company's common stock at 100% of the target opportunity.

Vesting of shares is subject in each case to Mr. Gatoff's continued employment or other qualifying association with the Company or any of its subsidiaries. Shares subject to the PSU award will be earned according to the Company's standard terms for such awards, including the following:

  50% of the target opportunity is eligible to be earned on the second and third anniversaries, respectively, of the date of grant, based on the Company's total shareholder return relative to the Russell 2000 Index during the period from the grant date through such anniversary. A number of shares equal to 100% of the target opportunity will be earned in the event that the Company's performance matches that of the Russell 2000 Index during the relevant period.

  A 2x multiplier will be applied for each percentage point of positive or negative relative TSR, such that the number of shares of common stock earned will increase or decrease by 2% of the target number of shares, subject to a maximum of 200% of the target number of shares. In the event that the Company's relative TSR performance is less than negative 30%, relative to the Russell 2000 Index, no shares will be earned for the applicable performance period.

Mr. Gatoff will be eligible to receive benefits under the Company's 2017 Change-in-Control and Severance Policy as a "Tier 2" participant, subject to the following modification: in the event that his employment with the Company is constructively terminated (within the meaning of the Policy) within 12 months of a change-in-control, he will receive immediate vesting as to 100% of the shares subject to his unvested RSUs (and any other time-based equity awards), rather than 50% as specified in the Policy, upon such termination or change-in-control event (as applicable).

Under the Employment Agreement, Mr. Gatoff has agreed to acquire and retain an ownership interest in Common Stock which is equal in value to the amount of his initial base salary by the fifth anniversary of his start date.

Mr. Gatoff does not have any family relationship with any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Gatoff's employment with 8x8 is expected to begin on October 15, 2018. He will serve initially as Special Advisor to the Chief Executive Officer without any direct reports, and Ms. Genovese is expected to work with Mr. Gatoff to facilitate a smooth transition of responsibilities. His position as Special Advisor to the Chief Executive Officer will terminate concurrently with his becoming Chief Financial Officer on the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 11, 2018

8X8, INC.

By: /s/ Mary Ellen Genovese

Mary Ellen Genovese
Chief Financial Officer